                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                             HACH COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD TUESDAY, SEPTEMBER 15, 1998

                            ------------------------

To the Stockholders:

    The Annual Meeting of the Stockholders of HACH COMPANY, a Delaware corporation, will be held on Tuesday, September 15, 1998, at 2:00 p.m. local time, at the Company's facilities located at 5600 Lindbergh Drive, Loveland, Colorado, for the following purposes:

    1.  To elect a Board of nine directors.

    2. To approve an amendment to the 1993 Stock Option Plan to authorize the Company to issue up to an additional 1,500,000 shares of Class A Common Stock under the Plan.

    3. To transact such other business as may lawfully come before the Annual Meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on July 21, 1998 as the record date for the determination of the holders of shares of the Company's outstanding Common Stock entitled to notice of and to vote at the annual meeting of stockholders. Each holder of Common Stock is entitled to one vote per share on all matters to be voted on at the Annual Meeting. All stockholders are urged to attend the meeting.

    To ensure that your shares will be represented, we urge you to vote, date, sign and mail the enclosed Proxy Card in the envelope which is provided, whether or not you expect to be present at the meeting. The prompt return of your Proxy Card will be appreciated. It will also save the Company the expense of a reminder mailing.

    IT IS IMPORTANT TO YOU AND TO THE COMPANY THAT YOU VOTE YOUR SHARES BY COMPLETING AND RETURNING THIS PROXY CARD.

                                          By Order of the Board of Directors,

                                          /s/ Robert O. Case
                                          Robert O. Case, SECRETARY

August 7, 1998

--------------------------------------------------------------------------------
                                I M P O R T A N T
     A PROXY STATEMENT AND PROXY CARD ARE SUBMITTED WITH THIS NOTICE. ALL STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND TO COMPLETE AND MAIL
 THE PROXY CARD PROMPTLY. THE ENCLOSED ENVELOPE FOR THE

 RETURN OF THE PROXY CARD REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A LIST OF STOCKHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING WILL BE AVAILABLE FOR INSPECTION BY ANY STOCKHOLDER FOR ANY PURPOSE GERMANE TO THE MEETING
 DURING ORDINARY BUSINESS HOURS FOR A PERIOD OF TEN DAYS PRIOR TO THE MEETING
 AT THE PRINCIPAL OFFICES OF THE COMPANY, 5600 LINDBERGH DRIVE, LOVELAND, COLORADO 80538.
--------------------------------------------------------------------------------

                                  HACH COMPANY

                              5600 LINDBERGH DRIVE

                            LOVELAND, COLORADO 80538

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD SEPTEMBER 15, 1998

                            ------------------------

                               VOTING INFORMATION

    This Proxy Statement is furnished to stockholders of Hach Company (the "Company") on or about August 7, 1998, in connection with solicitation of proxies on behalf of the Board of Directors to be voted at the Annual Meeting of Stockholders on Tuesday, September 15, at 2:00 p.m. local time, at the Company's facilities located at 5600 Lindbergh Drive, Loveland, Colorado, and at any adjournment of such meeting. If the form of proxy which accompanies this Proxy Statement is executed and returned, it may be revoked by the person giving it at any time before the meeting by writing to the Secretary of the Company, at its principal offices, by delivery of a later dated proxy or by attending the Annual Meeting and voting in person, in which case any prior proxy given will automatically be revoked. Properly executed proxies received prior to the meeting will be voted at the meeting. If a stockholder designates how the proxy is to be voted, the signed proxy will be voted in accordance with such designation. If a stockholder fails to designate how the proxy should be voted, the signed proxy will be voted for the election of the directors named below and in favor of the amendment to the Company's 1993 Stock Option Plan discussed below. Solicitation of proxies may be made by mail, personal interview, telephone or otherwise by officers and other management employees of the Company, who will receive no additional compensation for their services. The total expense of the solicitation will be borne by the Company and may include reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners.

    The Company has two classes of common stock. They are Common Stock, par value $1.00 per share ("Common Stock"), and Class A Common Stock, par value $1.00 per share ("Class A Common Stock"). The holders of Common Stock are entitled to one vote per share upon each matter submitted to the vote of the stockholders at this Annual Meeting. The holders of Class A Common Stock will have no voting rights at this Annual Meeting.

    The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of Company Common Stock as of the record date. As of the close of business on July 21, 1998, the record date for determining the stockholders of the Company entitled to vote at the Annual Meeting, 8,963,903 shares of Common Stock were issued and outstanding. The election of a director nominated will require a plurality of the votes cast in person or by proxy at the Annual Meeting by holders of shares of the Company's Common Stock. A stockholder may, with respect to the election of directors, (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space in the proxy. Cumulative voting is not permitted. Approval of the amendment to the Company's 1993 Stock Option Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present, or represented, and entitled to vote at the Annual Meeting.

    Abstentions and "broker non-votes" are counted as present in determining whether the quorum requirement is satisfied. For purpose of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for elections of directors. For purposes of the amendment to the Company's 1993 Stock Option Plan, abstentions are treated as present and entitled to vote on the matter and have the effect of a vote against the proposal and broker non-votes will not be considered entitled to vote and will have no effect on the vote required for approval.

                 BENEFICIAL OWNERSHIP OF COMPANY SECURITIES BY
                 DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information as of July 10, 1998 as to the beneficial ownership of outstanding shares by each person known by the Company to own beneficially more than 5% of the outstanding shares of each class of the Company's classes of common stock, by each director and named executive officer of Hach, and by all directors and executive officers of the Company as a group.

                                              COMMON STOCK                    CLASS A COMMON STOCK
                                    ---------------------------------   ---------------------------------
                                      NUMBER OF             PERCENT       NUMBER OF              PERCENT
NAME                                   SHARES               OF CLASS        SHARES              OF CLASS
----------------------------------- -------------          ----------   --------------          ---------
Kathryn C. Hach-Darrow.............     4,573,919(1)(2)        51.03%        4,573,919(1)(2)       53.54%

Hach Company Employee Stock
  Ownership Plan and Trust.........       701,132(3)            7.82%          701,132(3)           8.21%

Environmental Test Systems, Inc.
  Employee Stock Ownership Plan....       476,041(4)            5.31%         --                   --

Bruce J. Hach......................       166,207(2)(5)(6)      1.85%          163,425(2)(5)(6)     1.91%

Gary R. Dreher.....................        29,427(2)(5)(7)     *                41,173(2)(5)(7)    *

Joseph V. Schwan...................        28,326(2)(5)        *                28,326(2)(5)       *

Fred W. Wenninger..................        11,089(2)(5)        *                11,089(2)(5)       *

John N. McConnell..................        18,546(2)(5)        *                19,246(2)(5)       *

Linda O. Doty......................        19,432(2)(5)        *                19,432(2)(5)       *

Harry T. Stephenson................       152,811(8)            1.70%          169,843(8)           2.00%

Robert E. Nason....................           500              *              --                   --

All current executive officers and
  directors as a group (13
  persons).........................     4,976,952(2)(5)(9)     55.53%        4,986,966(2)(5)(9)    58.38%

------------------------

*   less than 1%

(1) The shares listed in the table above opposite Kathryn Hach-Darrow's name include 927,291 shares held in Mrs. Hach-Darrow's name. The shares listed above also include 1,845,589 shares held by

    Mrs. Hach-Darrow as trustee and beneficiary of the Kathryn C. Hach Marital Trust, 95,176 shares held by Mrs. Hach-Darrow as the trustee and beneficiary of the Clifford C. Hach Generation Skipping Trust and 73,635 shares held by the Clifford C. Hach Family Trust, all three of which Trusts were created under an agreement dated August 30, 1988 by Clifford C. Hach. Mrs. Hach-Darrow has the power to vote and dispose of the shares held in the Marital, Generation Skipping and Family Trusts. In addition, the shares listed above opposite Mrs. Hach-Darrow's name include 1,511,415 shares owned by C&K Enterprises, Ltd., as to which Mrs. Hach-Darrow and the Kathryn C. Hach Marital Trust have voting and investment powers, and 120,782 shares owned by the Hach Scientific Foundation, a charitable foundation. Mrs. Hach-Darrow is President and a co-trustee of the Foundation and shares voting and investment powers with respect to the shares held by the Foundation. The shares listed above include 16 shares which have been allocated to the account of Mrs. Hach-Darrow under the Company's Employee Stock Ownership Plan (the "ESOP") and which Mrs. Hach-Darrow has the right to direct the Plan trustee to vote. Finally, the shares listed above inlcude 15 shares which have been allocated to the account of Mrs. Hach-Darrow under the Company's 401(k) Profit Sharing Plan (the "401(k) Plan") and which Mrs. Hach-Darrow has the right to direct the 401(k) trustee to vote. The business address of Mrs. Hach-Darrow is 5600 Lindbergh Drive, Loveland, Colorado 80538.

(2) Excludes 147,063 shares owned by the 401(k) Plan. The Company through its board of directors has the power to vote such shares. In addition, the co-trustees of the 401(k) Plan share investment power with respect to those shares. Also excludes shares owned by the Hach Company Employee Stock Ownership Plan (the "ESOP"), as to which the Company, through its Board of Directors, and the ESOP's co-trustees, have investment power. The co-trustees of each of the 401(k) Plan and the ESOP are Randall A. Petersen, Gary R. Dreher and Loel J. Sirovy. The ESOP as of July 10, 1998 held a total of 701,132 shares, all of which were allocated to the accounts of plan participants. Shares accrued to the individual accounts of Kathryn Hach-Darrow, Bruce J. Hach and Gary R. Dreher are reflected in the table above and the amounts of the shares being held in said individual accounts are given in footnotes 1, 6 and 7. See footnote 3 below with reference to the power to vote ESOP shares.

(3) These shares are allocated to the accounts of the individual employees of the Company who are participants in the ESOP, and who have the power to vote the shares. The Trustees and the Company have investment power over the stock held in the ESOP. The business address of the ESOP is 5600 Lindbergh Drive, Loveland, Colorado 80538.

(4) As part of the acquisition of ETS, the Company through its subsidiary assumed the Environmental Test Systems Inc. Employee Stock Ownership Plan (ETS ESOP). All ETS shares were converted to Hach Company Common Stock at the time the acquisition was completed. The Company's contributions to the ETS ESOP, plus dividends paid on shares held by the ETS ESOP, are used to repay the loan principal and interest. As the ETS ESOP debt is repaid, shares held by the ETS ESOP are released from collateral and allocated to qualified ETS ESOP participants. At April 30, 1998, 59,505 shares were allocated to participants, 7,934 shares were committed to be released, and 408,602 shares were unreleased.

(5) The shares reported in the above table include shares of the Company's common stocks which can be acquired within 60 days of July 10, 1998 through the exercise of options: Mr. Hach--10,666 Common, 10,666 Class A; Mr. Dreher--10,666 Common, 10,666 Class A; Mr. Schwan--11,089 Common, 11,089 Class A; Ms. Doty--11,089 Common, 11,089 Class A; Mr. McConnell--11,089 Common, 11,089 Class A; and Mr. Wenninger--11,089 Common, 11,089 Class A; and Directors and executive officers as a group--130,268 Common, 130,268 Class A. Each individual's option shares set forth in the preceding sentence are also included in the number of shares of the Company issued and outstanding for purposes of calculating the percentage ownership of each individual in accordance with the rules and regulations of the Securities Exchange Act of 1934, as amended. These persons also have options not exercisable within 60 days of July 10, 1998 by which they can acquire the following additional shares of the Company's common stocks: Mr. Hach--9,334 Common, 27,334 Class A; Mr. Dreher--9,334 Common, 27,334 Class A; and Directors and executive officers as a group--58,672 Common, 155,672 Class A. The option shares set forth in the preceding sentence are not included in the above table or in the percentage ownership calculations.

(6) Excludes 64,644 shares held by Robert O. Case and Bruce J. Hach as co-trustees of eight irrevocable trusts for the benefit of the grandchildren of Kathryn Hach-Darrow. Robert O. Case and Bruce J. Hach have shared investment and voting powers with respect to those shares. Three of the beneficiaries of the trusts are the children of Bruce J. Hach. Also excludes 204,795 shares held in separate shares in an irrevocable trust for the benefit of the grandchildren of Kathryn Hach-Darrow by Bank One--Loveland under an agreement dated June 30, 1975, between Kathryn Hach-Darrow and the late Clifford C. Hach as settlors, and The Northern Trust Company, as initial trustee. The Trust is being held for the benefit of the grandchildren of Kathryn Hach-Darrow and the late Clifford C. Hach, three of whom are the children of Bruce J. Hach. Also excludes 87,047 shares held by a partnership composed of the children of Kathryn Hach-Darrow and their spouses. Includes 5,671 shares held by the ESOP which are accrued to the account of Bruce J. Hach and which he has the right to direct the ESOP trustee to vote.

(7) Includes 3,978 shares held by the ESOP which are accrued to the account of Mr. Dreher and which he has the right to direct the Plan trustee to vote. Excludes an additional 697,154 shares owned by the ESOP, for which Mr. Dreher as a co-trustee of the ESOP shares investment power.

(8) Include 16,713 shares Common Stock and 18,576 shares Hach Class A shares held in escrow.

(9) Includes the shares listed in the table above opposite Kathryn Hach-Darrow's name. Excludes (i) 143,277 shares held by the 401(k) Plan for the individual accounts of employees other than executive officers and directors of Hach,
    (ii) 676,928 shares held by the ESOP which are allocated to the individual accounts of employees other than executive officers or directors of Hach,
    (iii) 269,439 shares referred to in footnote 6, and (iv) 87,047 shares held by a partnership composed of the children of Kathryn Hach-Darrow and the late Clifford C. Hach and their spouses, as to which Bruce J. Hach, the President and a Director of Hach, is a partner. If all the shares referred to in the preceding sentence were included, the shares beneficially owned by officers and directors as a group would be 6,153,643 Common and 6,163,657 Class A, and the percent of each class would be 68.66%, and 72.15%, respectively.

                             ELECTION OF DIRECTORS

    At the meeting nine directors are to be elected to hold office until the next annual meeting and until their successors have been elected and qualified. It is the intention of the persons named in the enclosed form of proxy, unless the stockholder otherwise specifies therein, to vote for the election as directors of the persons named in the table below. In case any nominee should be unavailable for any reason, the proxy holders reserve the right to substitute another person of their choice in his or her place. The information concerning the nominees has been furnished by them to the Company.

                                                                                                                 DIRECTOR
NAME                             AGE                              PRINCIPAL OCCUPATION                             SINCE
---------------------------      ---      --------------------------------------------------------------------  -----------
Kathryn Hach-Darrow........          75   Chairman of the Board and Chief Executive Officer of the Company            1951
                                           since August 1988; other executive offices of the Company, including President and Chief Operating Officer, for more than the previous two years.

Bruce J. Hach..............          52   President and Chief Operating Officer of the Company since August           1987
                                           1988; a member of senior management of the Company for more than the previous two years.

Gary R. Dreher.............          45   Vice President and Chief Financial Officer of the Company since             1994
                                           November 1994; Vice President and Treasurer of the Company from
                                           August 1991 through November 1994; Vice President and Controller of the Company from August 1990 through August 1991; Controller of the
                                           Company from September 1985 through August 1990.

Joseph V. Schwan...........          61   Chief Operating Officer and Executive Vice President, Standard              1987
                                           Register Company (a publicly-held manufacturer and distributor of business forms) since April 1997; Senior Vice President and General
                                           Manager, Forms Division of Standard Register Company since 1995;
                                           Vice President, Forms Marketing and Sales of Standard Register
                                           Company since August 1991; Vice President Forms Division of
                                           Rittenhouse, Inc., from March 1990 to August 1991.

Fred W. Wenninger..........          59   Independent businessman since June 1997; President and Chief                1990
                                           Executive Officer, Key Tronic Corporation (a publicly-held manufacturer of computer keyboards) from September 1995 to June
                                           1997; Independent businessman, from January 1994 through August
                                           1995; President, Chief Executive Officer and Director, Iomega
                                           Corporation (a publicly held manufacturer of removable mass storage products for computers) from May 1989 through December 1993.

John N. McConnell..........          59   Chairman and President of Labconco Corporation (a laboratory                1990
                                           equipment manufacturer) since 1990; President of Labconco since
                                           1981.

Linda O. Doty..............          48   Certified Public Accountant, partner in Doty & Associates, Certified        1991
                                           Public Accountants, since January 1, 1990; tax partner with Coopers
                                           & Lybrand L.L.P. for more than the previous three years.

                                                                                                                 DIRECTOR
NAME                             AGE                              PRINCIPAL OCCUPATION                             SINCE
---------------------------      ---      --------------------------------------------------------------------  -----------
Harry T. Stephenson........          69   Business Consultant; Chairman of the Board of Environmental Test          --
                                           Systems, Inc. (ETS) from August 1996 through April 30, 1998 (when the environmental test strip manufacturer was acquired by the
                                           Company); President of ETS from its founding in 1985 until July
                                           1996.

Robert E. Nason............          62   Executive Partner and Chief Executive Officer of Grant Thornton           --
                                           (sixth largest accounting and management consulting firm in the world) since 1990; Midwest Region Managing Partner of Grant
                                           Thornton from 1981 through 1989.

    Kathryn Hach-Darrow is the mother of Bruce J. Hach, and may be considered to be a controlling person of the Company. Harry T. Stephenson is the father of Mark T. Stephenson, a Vice President of the Company.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors met eleven times during the last fiscal year in person and telephonically. During fiscal 1998, all incumbent directors of the Company attended at least 75% of the total number of meetings of the Board of Directors and meetings of committees of which they were members.

    The Board of Directors has an Audit Committee, an Executive Committee and a Compensation Committee, but does not have a Nominating Committee. The members of the Executive Committee are Kathryn Hach-Darrow (Chairman), Bruce J. Hach and Fred W. Wenninger. The Executive Committee acts in lieu of the Board of Directors, when necessary, on matters which require the authorization of the Board of Directors and are within the Committee's powers as provided by statute, the Company's by-laws and Board resolutions. The Executive Committee met once telephonically during the last fiscal year.

    The members of the Audit Committee are Joseph V. Schwan (Chairman) and Linda
O. Doty. The Audit Committee held two meetings during the last fiscal year. The Audit Committee oversees implementation of the Company's financial and accounting systems, recommends the appointment of the independent auditors for the Company and reviews the adequacy and scope of the auditors' examination.

    The Compensation Committee, which is composed of John N. McConnell (Chairman), Linda O. Doty, and Joseph V. Schwan, met on three occasions during the last fiscal year. The Compensation Committee consults with management and makes recommendations to the Board of Directors as to annual compensation, annual incentive compensation and the award of stock options to key personnel, and such other compensation matters as may be delegated to it by the Board of Directors.

DIRECTOR COMPENSATION

    The Company pays each Non-Employee Director for his or her services as a director an annual retainer of $10,000 on the last day of the Company's fiscal year, together with $1,000 for each board meeting and $750 for each board committee meeting which the Non-Employee Director attends in person. Attendance at telephonic board or board committee meetings is not compensated separately. Directors who are employees of the Company do not receive fees for service on the board or any board committees.

    Under the 1995 Non-Employee Director Stock Plan, each Non-Employee Director may elect to receive Common Stock, Class A Common Stock or stock options for either class, or a combination of shares and options, in lieu of all or a portion of such Non-Employee Director's annual retainer. The number of shares subject to an option granted under the Plan or the number of shares issued is determined by multiplying the portion of the annual retainer so elected by four, with that amount split equally in value between shares of Common Stock and Class A Common Stock, determined as of the date the option is granted or the shares awarded to the Non-Employee Director. During fiscal 1998, each of the four Non-Employee Directors elected to receive stock options in lieu of the Annual Retainer and, on September 2, 1997 prior to the creation of Class A Common Stock, were granted options to purchase 1,927 shares of Common Stock at an option price of $20.75 per share.

    In addition, each year a Non-Employee Director is automatically granted an option to purchase 1,000 shares each of Common Stock and Class A Common Stock at an exercise price not less than the fair market value on the date of grant. On September 2, 1997, prior to the creation of the Class A Common Stock, each Non-Employee Director was granted an option to purchase 1,000 shares of Common Stock at $20.75 per share.

    As a result of the 100% stock dividend of Class A Common Stock in October, 1998, each of the options referred to above as granted on September 2, 1997 became options to purchase a unit consisting of one share of Common Stock and one share of Class A Common Stock for the $20.75 exercise price.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

    See "Executive Employment and Change of Control Agreements" below for a description of certain transactions and business relationships involving management of the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table provides summary information concerning compensation paid by the Company to its Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (hereafter referred to as the "named executive officers") for the fiscal years ended April 30, 1998, 1997 and 1996.

                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                                                        AWARDS(2)
                                                 ANNUAL COMPENSATION                  -------------
                                  --------------------------------------------------   SECURITIES
                                                                      OTHER ANNUAL     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR       SALARY      BONUS    COMPENSATION(1)      OPTIONS     COMPENSATION(5)
--------------------------------  ---------  ----------  ---------  ----------------  -------------  ----------------
Kathryn Hach-Darrow ............       1998  $  126,258  $       0     $        0               0       $   19,417
  Chairman of the Board and            1997  $  126,278  $       0     $        0               0       $   21,324
  Chief Executive Officer              1996  $  126,089  $       0     $        0               0       $   20,237

Bruce J. Hach ..................       1998  $  187,027  $       0     $        0          18,000       $   23,954
  President and Chief Operating        1997  $  176,181  $       0     $        0           8,000       $   24,176
  Officer                              1996  $  173,449  $       0     $        0          12,000       $   20,004

Kenneth Ogan ...................       1998  $  145,565  $  21,748     $        0           7,500       $   24,298
  Vice President and Chief             1997  $  150,666  $       0     $   17,449(4)        8,000       $   23,968
  Technical Officer(3)                 1996  $   31,154  $       0     $        0          12,000       $        0

Loel J. Sirovy .................       1998  $  141,835  $  33,250     $        0          18,000       $   27,802
  Senior Vice President                1997  $  134,412  $  15,750     $        0           8,000       $   27,824
  Operations                           1996  $  127,848  $       0     $        0          12,000       $   21,512

Gary R. Dreher .................       1998  $  140,489  $  26,271     $        0          18,000       $   26,910
  Vice President and Chief             1997  $  128,585  $  14,375     $        0           8,000       $   25,286
  Financial Officer                    1996  $  119,877  $       0     $        0          12,000       $   18,397

------------------------

(1) The aggregate amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or ten percent of the total annual salary and bonuses reported for any of the named executive officers, and is therefore not included.

(2) No named executive officer had any restricted stock holdings as of April 30, 1998. The Company has not granted any stock appreciation rights to any named executive officer. Kathryn Hach-Darrow does not participate in the Company's stock option plans.

(3) Mr. Ogan became an executive officer of the Company in February 1996.

(4) Reimbursement for certain relocation expenses consistent with the Company's practice for similarly situated employees.

(5) The amounts reported as "All Other Compensation" include the following payments or accruals under the Company's benefit and incentive plans:

    (i) Company contributions during fiscal 1998 under the Company's Profit Sharing Plan (including Company contributions made pursuant to Section 401(k) of the Internal Revenue Code) as follows: K. Hach-Darrow $10,978,
        B. Hach $10,711, K. Ogan $10,711, L. Sirovy $13,911 and G. Dreher $13,911. Under the Plan, all domestic full time employees of the Company with six months of service are eligible to participate. The Company's annual contribution (after allocation of the matching contribution described below) is determined by the Board of Directors and is proportionately allocated to participants' accounts based on their annual compensation not in excess of $160,000. Participants' accounts attributable to the Company's contribution vest at the rate of 10% for each of the first four years of service and 20% for each of the next three years of service. The Plan includes a voluntary salary reduction provision as authorized by Section 401(k) of the Internal Revenue Code. All employee contributions and any contributions by the Company that the Board of Directors determines are made pursuant to Section 401(k), vest immediately. The Plan provides for a matching contribution in the form of Class A Common Stock for all contributions by employees with one or more years of service in an amount of 50% of the employee's yearly contribution up to a maximum of 2% of the employee's yearly compensation. Matching contributions by the Company vest at the rate of 10% for each of the first four years of service and 20% for each of the next three years of service. All vested amounts allocated to the participants' accounts are distributable upon retirement at or after age 65, termination of employment, permanent disability or death.

    (ii) Company contributions during fiscal 1998 to the Company's Employee Stock Ownership Plan (ESOP) as follows: K. Hach-Darrow $3,623, B. Hach $4,591, K. Ogan $4,591, L. Sirovy $4,591 and G. Dreher $4,591. All
         domestic full time employees of the Company with six or more months of service are eligible to participate in the ESOP. The Company's annual contribution to the ESOP is determined by the Board of Directors and is proportionately allocated to participants' accounts based on their annual compensation not in excess of $160,000. Participants' accounts in the ESOP vest at the rate of 10% for each of the participant's first four years of service with the Company and 20% for each of the participant's next three years of service. The ESOP invests primarily in Company stock. All amounts in the participants' accounts in the ESOP are distributable upon retirement at or after age 65, termination of employment, permanent disability or death.

   (iii) Imputed compensation under Group Term Life Insurance Program as follows: K. Hach-Darrow $4,816, B. Hach $1,152, K. Ogan $1,152, L. Sirovy $1,800 and G. Dreher $696. The program, which is generally available to all employees, provides coverage during employment equal to twice salary (with a maximum benefit of $250,000). The above amounts of premiums paid by the Company on behalf of named executive officers under the program represent amounts imputed as compensation to such executive officers under the Internal Revenue Code.

    (iv) Company contributions during the 1998 fiscal year to the Company's Deferred Compensation Plan as follows: K. Hach-Darrow $0, B. Hach $7,500, K. Ogan $7,844, L. Sirovy $7,500 and G. Dreher $7,712. Company
         contributions on behalf of eligible key employees under the Deferred Compensation Plan are determined on an annual basis in the sole discretion of the Plan's administration committee, which is appointed by the Board of Directors. The Deferred Compensation Plan also allows all eligible key employees to defer up to 25% of their base compensation and up to 100% of bonuses and certain other payments on a tax favored basis into a tax exempt trust pursuant to Internal Revenue Service guidelines. The employee accounts are invested by the Plan trustee in an investment fund as directed by the administration committee. Compensation deferred under the Deferred Compensation Plan at the election of the named executives are included above in the category (e.g., salary, bonus) and year it would otherwise have been reported had it not been deferred.

OPTION GRANTS IN LAST FISCAL YEAR

    The Company maintains the 1993 Stock Option Plan. The 1993 Stock Option Plan is administered by the Compensation Committee of the Company's Board of Directors which, in its sole discretion, determines the persons from among salaried, full-time employees owning less than five percent of the Company's outstanding stock to whom options, either incentive or non-incentive as defined in Section 422 of the Internal Revenue Code, will be granted and the terms and conditions of each grant within the limits imposed by the 1993 Stock Option Plan. The following table provides information relating to options granted to the named executive officers during fiscal 1998.

                                       INDIVIDUAL GRANTS(1)                                    POTENTIAL REALIZABLE VALUE
                                 --------------------------------                              AT ASSUMED ANNUAL RATES OF
                                   NUMBER OF                                                    STOCK PRICE APPRECIATION
                                  SECURITIES       % OF TOTAL                                      FOR OPTION TERM(2)
                                  UNDERLYING     OPTIONS GRANTED    EXERCISE OR                --------------------------
                                 OPTION GRANTS   TO EMPLOYEES IN   BASE PRICE ($  EXPIRATION       0%
NAME                                  (#)        FISCAL YEAR(3)       PER SH)        DATE          --            5%
-------------------------------  -------------  -----------------  -------------  -----------               -------------
Kathryn Hach-Darrow............            0
Bruce J. Hach..................       18,000              7.5%       $    9.50      11/24/02    $       0   $      47,244
Kenneth Ogan...................        7,500              3.1%       $    9.50      11/24/02    $       0   $      19,685
Loel J. Sirovy.................       18,000              7.5%       $    9.50      11/24/02    $       0   $      47,244
Gary R. Dreher.................       18,000              7.5%       $    9.50      11/24/02    $       0   $      47,244
All Shareholders' Potential
  Realizable Value.............                                                                             $  22,311,127


NAME                                  10%
-------------------------------  -------------
Kathryn Hach-Darrow............
Bruce J. Hach..................  $     104,397
Kenneth Ogan...................  $      43,499
Loel J. Sirovy.................  $     104,397
Gary R. Dreher.................  $     104,397
All Shareholders' Potential
  Realizable Value.............  $  49,301,756

------------------------

(1) All options reported are for Class A Common Stock granted on November 24, 1997, and become exercisable in cumulative annual installments of 1/3 of the shares covered thereby on each of the first, second and third anniversaries of the grant date.

(2) The amounts set forth represent the value that would be received by the named executive officer upon exercise of the option on the date before the expiration date of the option based upon assumed annual growth rates in the market value of the Company's Class A Common Stock of 5% and 10%, rates prescribed by applicable Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Class A Common Stock and other factors such as the general condition of the stock markets and the timing of the exercise of the options. The potential realizable value to all shareholders at the stated appreciation rates is based on the Company's Class A Common Stock outstanding at November 24, 1997, assuming such shares were purchased at the market price on November 24, 1997 and held until November 24, 2002.

(3) Based on 240,500 options granted to employees in fiscal 1998.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
  VALUES

    The following table shows information concerning the exercise of stock options by each of the named executive officers during fiscal 1998 and the value of all remaining exercisable options at April 30, 1998, on a pre-tax basis.

                                                                NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                 SHARES                        UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS
                               ACQUIRED ON                           4/30/98(2)               AT 4/30/98($)(1)
                                EXERCISE    VALUE REALIZED   --------------------------  --------------------------
NAME                               (#)          ($)(1)       EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------  -----------  ---------------  -----------  -------------  -----------  -------------
Kathryn Hach-Darrow
  Common Stock...............      --             --                  0             0             0             0
  Class A....................      --             --                  0             0             0             0

Bruce J. Hach
  Common Stock...............      10,000         51,750         10,666         9,334        14,832        12,418
  Class A....................      --             --             10,666        27,534        26,832        43,168

Kenneth Ogan
  Common Stock...............      --             --             10,666         9,334        12,332        11,168
  Class A....................      --             --             10,666        16,834        24,332        30,106

Loel J. Sirovy
  Common Stock...............      --             --             20,666         9,334        28,832        12,418
  Class A....................      --             --             20,666        27,334        52,082        43,168

Gary R. Dreher
  Common Stock...............      --             --             20,666         9,334        28,832        12,418
  Class A....................      --             --             20,666        27,334        52,082        43,168

------------------------

(1) Value is calculated based on the difference of the option exercise price and the closing market price of the Common Stock and Class A Common Stock subject to the option on the date of exercise or end of the fiscal year, as applicable, multiplied by the applicable number of shares.

(2) Each outstanding option granted before November 24, 1997 entitles the optionee to one share of Common Stock and one share of Class A Common Stock upon exercise. From and after November 24, 1997, option grants were made for Class A Common Stock only.

EXECUTIVE EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

    CHANGE OF CONTROL AGREEMENTS. Each of the executive officers identified below has an employment agreement with the Company which comes into effect only upon a "Change of Control" of the Company (as defined in the agreement), and thereafter provides for continued employment of such individual for a three year term (which is automatically renewed annually for one year unless either party gives six months prior written notice of termination) (the "Employment Period") at an annual compensation rate, and with such employment benefits, as in effect at the time of the commencement of the Employment Period. The agreement, once triggered, further provides that if the individual's employment is terminated by the Company (except for "cause" as defined in the agreements) or if the individual should resign under certain circumstances set forth in the agreement, the individual shall be entitled to certain payments described below. The executive officers who have change of control agreements contracts are Messrs. Hach, Sirovy,

Churchill, Dreher, Thompson, and Ogan, and their current annual employment compensation ranges from $100,000 to $186,000.

    Upon the death of an individual, the Company is obligated to make payments to the beneficiary or representative of the deceased at a rate equal to one-half of the annual compensation in effect on the date of death, until the end of the term of the agreement (without reduction of any life insurance benefits payable directly to the deceased's beneficiaries or estate). If the individual's employment is terminated by the Company by reason of such individual's disability, the Company is obligated to pay a salary to such individual at the annual rate in effect upon termination for the remaining term of the Agreement. The agreements entitle an individual to resign during the Employment Period if, without his consent in any circumstance other than his disability, his office in the Company or the geographical area of his employment should be changed. Upon such resignation, the individual is entitled to a lump sum payment equal to the aggregate cash compensation (based on his annual compensation rate at the time of termination) which would have been payable to the individual over the remaining term of the agreement had it not been terminated, plus any other benefits which would have been payable to him during such period (including the fair market value of any stock options or other stock rights granted him under any stock plans of the Company). Each agreement includes a covenant by the individual providing that if the individual's employment terminates for any reason he will not for a period of twelve months following the termination of his or her employment engage directly or indirectly in any competitive business, nor will he or she at any time following the termination use the confidential information of the Company.

    The Board of Directors believes that the change of control agreements assure fair treatment of the executive officers in relation to their careers with the Company by assuring them of some financial security. The agreements also protect the stockholders by encouraging the executive officers to continue their attention to their duties without distraction in potentially disturbing circumstances and neutralizing any bias they might have in evaluating proposals for the acquisition of the Company.

    EMPLOYMENT AGREEMENT. On April 30, 1998, in connection with the acquisition of Environmental Test Systems, Inc. ("ETS"), the Company entered into an employment agreement with Mr. Mark Stephenson, the President of ETS, who became Vice President of the Company at that time. The employment agreement has an initial term of three years (subject to termination in the event of the death or disability of Mr. Stephenson or for cause by the Company), and provides for a base salary of $155,000, subject to adjustment in accordance with the Company's customary practice. The agreement also contains customary provisions covering confidentiality, employee inventions and non-competition.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is responsible for reviewing and recommending the compensation and other remuneration afforded the named executive officers of the Company, including the grants of stock options under the Company's 1993 Stock Option Plan. All decisions by the Compensation Committee relating to the compensation of the Company's named executive officers are reviewed and approved by the full Board.

In carrying out its responsibilities in fiscal 1998, the Compensation Committee, as it has in prior years, considered the following:

    - Financial performance of the Company as a whole on both a long-term and short-term basis (including the increases in operating income, sales, shareholder values, and returns on assets and equity achieved by the Company in the prior fiscal year)

    - The Company's evaluation of the executive officers with respect to overall job performance, including, with respect to each individual executive officer, the financial performance of that area of the Company, if any, for which such executive officer is responsible

    - The Company's policy and practices for compensation of employees generally

    - Review of general compensation surveys prepared by executive compensation consultants and available to the public

    - Such other material information which the Compensation Committee deems appropriate in the case of any particular individual.

    The Company's executive pay programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving both short and long-term goals of the Company, to link executive and stockholder interests through equity-based compensation plans, and to provide a compensation package that recognizes both individual contributions and company performance. A substantial portion of each executive's total compensation is intended to be variable and to relate to, and be contingent upon, performance. The Compensation Committee evaluates the performance and determines the compensation of the chief executive officer and other executive officers of the Company annually, based upon individual performance and the achievement of corporate goals.

GENERAL COMPENSATION POLICY

    The Company's executive compensation programs seek to accomplish several major goals:

    - To recruit and retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions in companies in the Company's industry of comparable size.

    - To motivate executives to achieve important business and performance objectives and to reward them when such objectives are met; and

    - To align the interests of executive officers with the long-term interests of stockholders through participation in the Company's stock option plan.

    The achievement of these goals is based on a mix of compensation elements, as described below.

BASE SALARY

    Except as provided below with respect to Mrs. Hach-Darrow, the base salary for each executive officer is set on the basis of personal performance, the salary levels in effect for comparable positions with the Company's principal competitors and the Company's financial performance relative to such competitors. Factors relating to individual performance that are assessed in setting base compensation are based on the particular duties and areas of responsibility of the individual executive officer. Factors relating to the Company's financial performance that may be related to increasing or decreasing base salary include revenues and earnings. The establishment of base compensation involves a subjective assessment and weighing of the foregoing criteria and is not based on any specific formula.

PERFORMANCE BASED INCENTIVE COMPENSATION

    The Hach Company Officer Incentive Bonus Plan (the "Incentive Bonus Plan") is an annual incentive plan that provides cash compensation up to a maximum percentage of annual base salary based on the achievement of goals set by the Compensation Committee. Elected executive officers are designated on a year-to-year basis by the Compensation Committee for participation. The overriding principle of the Incentive Bonus Plan is to motivate and reward key management to achieve above average results. The bonus element of the participant's total compensation package is therefore, more results-oriented than any other element.

    There were six participants in the Incentive Bonus Plan in fiscal year 1998. All named executive officers, other than Kathryn Hach-Darrow and Bruce Hach, were designated by the Compensation Committee as eligible for fiscal year 1998 awards. The Incentive Bonus Plan is offered only to elected officers because they can influence corporate results more than the other employee group. The Incentive Bonus Plan is administered by the Compensation Committee. The Compensation Committee may amend the Incentive Bonus Plan or discontinue the Incentive Bonus Plan at any time.

    For fiscal 1998, the Compensation Committee established corporate performance goals for net sales growth, increases in net income as a percentage of net sales and economic value added. Individual management goals were set for each executive, depending on his or her particular responsibilities and strategic objectives for the year. For fiscal 1998, the maximum percentage of base salary which can be paid to an executive under the Incentive Bonus Plan was set at 25%. As of the date of this report, the determination as to whether performance goals under the Incentive Bonus Plan have been met has not been completed and consequently, no awards have been paid under the Incentive Bonus Plan based upon fiscal 1998 year performance. Bonuses paid in fiscal 1998 for fiscal 1997 performance are included in the Summary Compensation Table.

STOCK-BASED INCENTIVE COMPENSATION

    All stock options are granted under the 1993 Stock Option Plan and are intended to align the interests of each officer-optionee with those of the stockholders and provide them with a significant incentive to manage the Company from the perspective of an owner with an equity interest in the success of the business. Options are exercisable in the future at the fair market value at the time of grant, so that an option holder is rewarded only by the appreciation in price of the Company's common stock. Stock options granted generally have a three-year vesting period and expire five years after the date of grant. Periodic grants of stock options are generally made annually to eligible employees, with additional grants made to certain employees upon commencement of employment and occasionally following a significant change in job responsibility, scope or title or a particularly noteworthy achievement. The size of the option grant made to each executive officer under the 1993 Stock Option Plan is based upon that individual's current position with the Company, internal comparability with option grants made to other Company executives and the individual's potential for future responsibility and promotion over the option term.

    Prior to September, 1997 options were granted only with respect to Common Stock which until such time was the Company's only class of common stock. The creation of the non-voting Class A Common Stock in September 1997 provides the Company with greater flexibility in terms of providing stock-based incentives. In fiscal 1998, those named executive officers who received stock options received options for Class A Common Stock, which are set forth in the option grant table above under the heading "Executive Compensation--Stock Option Grants in the Last Fiscal Year". The Compensation Committee anticipates that going forward stock option grants under the 1993 Stock Option Plan will primarily be made for Class A Common Stock.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The Compensation Committee meets without Kathryn Hach-Darrow present to evaluate her performance and to determine its recommendations to the Board of Directors with respect to her compensation as the Chief Executive Officer. Mrs. Hach-Darrow, other than by her participation in general employee benefit programs, has been compensated by the Company almost solely through her annual salary. She is not eligible to participate in the 1993 Stock Option Plans, the Incentive Bonus Plan or the Employee Stock Purchase Plan.

    The Compensation Committee continues to believe that the compensation paid to Kathryn Hach-Darrow does not adequately reflect the value of Mrs. Hach-Darrow's contributions to the Company's performance and the returns recognized by the Company's shareholders and has not been competitive with the compensation paid to the chief executive officers of other manufacturing companies of comparable size. Notwithstanding the position of the Compensation Committee, Mrs. Hach-Darrow, as she has in most prior years, has again this year declined the increases in her compensation recommended by the Compensation Committee. Consequently, Mrs. Hach-Darrow's fiscal 1998 base salary remained at $125,000, the same amount she received in 1996 and 1997.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company may not take a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation became effective for each year beginning after December 31, 1993 and applies to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation.

    The cash compensation paid to the Company's executive officers during the 1998 fiscal year did not exceed the $1 million limit per officer, nor is the cash compensation to be paid to the Company's executive officers for fiscal year 1999 expected to reach that level. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limitation, the Compensation Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers. The

Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

COMPLIANCE WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission ("SEC"). Such directors, executive officers and ten-percent stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such forms received by it, and on written representations from certain reporting persons, the Company believes that during fiscal 1998, all Section 16(a) filing requirements applicable to its directors, officers and ten percent stockholders were complied with, with the following exceptions: Brian Bowden, an officer of the Company, and John McConnell, a director of the Company, each filed one late report. As of the date of this Proxy Statement, the referenced transactions have been reported to the SEC.

SUMMARY

    The Compensation Committee believes that the policies and objectives of the compensation programs at the Company serve to keep shareholder and management interests in building value closely aligned and are consistent with programs maintained by comparable industrial companies. The Company's senior leadership team continues to move aggressively to position the organization for global competition. Their efforts during fiscal 1998 have made the Company stronger and well-positioned for world-wide opportunities.

COMPENSATION COMMITTEE

John N. McConnell, Chairman
Joseph V. Schwan
Linda O. Doty

PERFORMANCE GRAPH

    The following graph prepared by the Company from information provided by The NASDAQ Stock Market compares the cumulative total shareholder return on the Common Stock of the Company from April 30, 1993 through April 30, 1998, with the cumulative total shareholder return for the Standard and Poor's 500 Index and the Company's Self-Determined Peer Group (as defined below) over the same period, assuming the investment of $100 on April 30, 1993 and the full reinvestment of all dividends. The companies that comprise the Company's Self-Determined Peer Group are as follows: BetzDearborn, Inc.; Dionics Corporation; Ionics, Inc.; Isco, Inc.; Millipore Corporation; OI Corporation; Osmonics, Inc.; Perkin Elmer Corporation; Thermo Instrument Systems, and VWR Corporation.

    On April 30 of each of 1993, 1994, 1995, 1996 and 1997, the only publicly traded equity security of the Company was the Common Stock. In September, 1997 the Company established its Class A Common Stock as a second class of publicly traded equity security and on October 2, 1997 a 100% stock dividend of Class A Common Stock was paid to the holders of the Common Stock. For periods in which more than one class of common stock of the Company was outstanding, performance data is based upon a weighted average of the return of each class. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL
                    RETURNS

                                                         Hach        S&P       Peer
Year                                             Dollar Value
4-30-93                                                 100.0      100.0      100.0
4-30-94                                                  74.0      102.4      107.6
4-30-95                                                  81.6      116.9      114.2
4-30-96                                                  88.0      148.6      169.1
4-30-97                                                  74.0      182.0      204.9
4-30-98                                                  97.4      252.6      234.8

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D. The index level for all series was set to $100.00 on 04/30/93.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following directors served as members of the Compensation Committee of the Company's Board of Directors during fiscal 1998: John N. McConnell, Joseph
V. Schwan and Linda O. Doty. These directors are not, and never have been, officers or employees of the Company.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    The Board of Directors of the Company, acting upon the recommendation of the Audit Committee, has selected the firm of PricewaterhouseCoopers LLP as independent certified public accountants of the Company and its subsidiaries for fiscal year 1999. PricewaterhouseCoopers LLP also served as independent certified public accountants during fiscal year 1998. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so. He or she will also respond to appropriate questions raised by the stockholders.

                            APPROVAL OF AMENDMENT TO
                           THE 1993 STOCK OPTION PLAN

INTRODUCTION

    On November 25, 1997, the Board of Directors unanimously approved, subject to stockholder approval, an amendment to and restatement of the Company's 1993 Stock Option Plan (the "Plan").

AMENDMENT TO THE PLAN

    The amendment provides that in addition to the common stocks currently reserved for issuance under the Plan, 1,500,000 shares of the Company's Class A Common Stock, $1.00 par value ("Class A Common Stock") will be reserved for issuance under the Plan.

REASONS FOR THE AMENDMENT

    The Plan was adopted by the Board of Directors on December 17, 1993 and approved by the stockholders at their 1994 annual meeting. Under the Plan, the Company initially was authorized to issue up to a maximum of 625,000 shares of its Common Stock, which at that time was the only class of stock authorized for issuance.

    At the 1997 annual meeting stockholders approved an amendment to the Company's restated certificate of incorporation to authorize a new class of non-voting common stock, the Class A Common Stock. On October 2, 1997, a stock dividend of one share of Class A Common Stock for each outstanding share of Common Stock was made to the Company's stockholders. In connection with the stock dividend, and in accordance with the terms of the Plan the Board of Directors converted each of the 432,250 outstanding options to purchase a share of Common Stock under the Plan into an option to purchase a unit consisting of one share of Common Stock and one share of Class A Common Stock for the existing exercise price, and reserved a total of 625,000 shares of Class A Common Stock to be issued upon exercise of options under the Plan.

    As of July 10, 1998, options to purchase 404,933 shares of Common Stock and 625,000 shares of Class A Common Stock have been granted by the Company, of which options for 81,436 shares of Common Stock and 81,436 shares of Class A Common Stock have been exercised. Options for 220,067 shares of Common Stock and no shares of Class A Common Stock (without giving effect to the amendment) remain available for issuance under the Plan.

    The Board of Directors believes that the continuation of the Plan and the grant of stock options and other performance-based awards play an important role in the Company's success. The Company must be able to grant stock options in order to attract and provide incentives for retention of officers and other key employees with the caliber necessary to the Company's future growth. Consistent with the Company's desire to utilize the flexibility afforded it by the creation of the Class A Common Stock, the Board of Directors has determined that future options granted under the Plan should primarily be for shares of Class A Common Stock. In order for Class A Common Stock to be available to be optioned and sold under the Plan going forward, the Plan must be amended to reserve shares of Class A Common Stock for issuance. Making Class A Common Stock available for grant under the Plan will help the Company achieve its goals by keeping the Company's incentive compensation program competitive with those of other companies, and by continuing to identify this long-term incentive program with stockholder interests.

MATERIAL FEATURES OF THE PLAN

    The principal features of the Plan are summarized below. The summary is qualified by reference to the actual provisions of the Plan, a copy of which is attached as Appendix I to this proxy statement.

    The Plan authorizes the grant of both incentive stock options ("ISOs"), as defined in Section 422 of the Internal Revenue Code, and non-qualified stock options ("NSOs"). Options may be granted only to employees of the Company or its subsidiaries other than Mrs. Kathryn Hach-Darrow. No option may be granted to any person who, immediately after the grant of an option, would directly or indirectly own stock (including stock subject to the option) possessing more than five percent of the total combined voting power of all classes of Company stock. The maximum number of shares of Company stock as to which an option may be granted to any employee under the Plan in any one taxable year of the Company shall not exceed 50,000 shares. No options may be granted under the Plan after December 17, 2003, at which date the Plan will expire, except as to outstanding options that will remain in effect until they have been exercised, terminated or have expired.

    Option grants to officers must be made by a committee of two of more directors, all of who are "disinterested persons" as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934. Option grants to the Company's chief executive officer and its four other most highly compensated executive officers must be made by a committee composed of "outside directors" as that term is defined in Section 162(m) of the Internal Revenue Code. Under the Plan, the Compensation Committee has been delegated the authority to grant options to officers of the Company, to establish criteria and procedures for granting options to non-officer employees and to generally exercise all authority of the Board under the Plan. The Compensation Committee is composed of John N. McConnell (chairman), Linda O. Doty, and Joseph V. Schwan.

    The term of each option, the date an option becomes exercisable and the option price of ISOs will be determined by the Compensation Committee, except that the term of an option may not exceed ten years. The option price may not be less than the fair market value of the Company stock at the date of grant. In the case of ISO's granted to holders of more than 10% of the total voting power of all classes of stock of the Company, the terms of the option may not exceed five years and the option price may not be less than 110% of the fair market value of the stock at the date of grant. The option price of NSOs may be less than, equal to, or more than such fair market value. Payment of the exercise price may be made in cash, in Company stock or in a combination of cash and Company stock.

    Options which are exercisable at the time of termination of employment (other than by permanent disability or death) may be exercised during the three months following such termination (but not later than the stated date of expiration). The Plan also provides for an extension of the exercise period in such case to six months if the optionee dies during the three month exercise period. If termination is due to permanent disability, the optionee may exercise those options that are exercisable on and during the twelve months following the date on which the optionee ceased work due to the disability, for a period of eighteen months (or such shorter period as specified in the option agreement) following such date (but not later than the stated date of expiration). In the case of termination due to death, the optionee's estate or other representative may exercise those options which are exercisable on and which would have become exercisable during the twelve months following the death of the optionee, for a period of six months (or such shorter period as specified in the option agreement) from the date of death (but not later than the date of expiration). The Compensation Committee may extend the foregoing expiration dates in circumstances it deems appropriate, but not beyond the original term of such option.

    In the event of a proposed sale of all or substantially all of the assets of the Company, or a merger of the Company with or into another corporation, if the successor corporation refuses to assume options or substitute equivalent options, the Board shall provide all option holders with the right to immediately exercise all of their options, whether vested or unvested.

    In the event of a proposed dissolution or liquidation of the Company, outstanding options will terminate immediately prior to the consummation of such proposed action, unless otherwise proved by the Board. In such a situation, the Board is authorized to give option holders the right to immediately exercise all of their options, whether vested or unvested.

    The Board may modify, amend or terminate the Plan except with respect to options granted prior to such action. Stockholder approval is required for any amendment that increases the number of shares subject to the Plan (other than in connection with automatic adjustments due to changes in capitalization or the assumption or substitution of options in connection with mergers or acquisitions) or that is otherwise subject to stockholder approval pursuant to Rule 16b-3 under the Securities Exchange Act of 1934. Stockholder approval may also be required if there are "material changes" to the Plan for purposes of
Section 162(m) of the Internal Revenue Code or to comply with new legislation.

    Options may not be transferred, sold or assigned, other than except by will or by the laws of descent and distribution. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

FEDERAL INCOME TAX CONSEQUENCES

    INCENTIVE STOCK OPTIONS. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or greater than 10% stockholder of the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

    NONSTATUTORY STOCK OPTIONS. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the Optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

    THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE 1993 STOCK OPTION PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE OPTIONEE'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE OPTIONEE MAY RESIDE.

VOTE REQUIRED

    The amendment to the Plan to make available up to an additional 1,500,000 shares of Class A Common Stock requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the annual meeting.

    THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE AMENDMENT TO THE 1993 STOCK OPTION PLAN IS IN THE BEST INTERESTS OF ALL STOCKHOLDERS OF THE COMPANY AND, ACCORDINGLY, RECOMMENDS A VOTE FOR THE AMENDMENT TO THE 1993 STOCK OPTION PLAN.

                                 OTHER MATTERS

    Management knows of no other matters which may come before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

                           1999 STOCKHOLDER PROPOSALS

    In order for stockholder proposals for the 1999 Annual Meeting of the Stockholders to be eligible for inclusion in the Company's proxy statement and form of proxy for such meeting, they must be received by the Company at its principal offices in Loveland, Colorado prior to April 9, 1999.

    Stockholder proposals not included in the Company's proxy statement for the 1999 Annual Meeting will be ineligible for presentation at the 1999 Annual Meeting unless the stockholder gives timely notice of intent to present the proposal as required by the Company's By-Laws and summarized below. To be timely, the stockholder's notice must be in writing and delivered to the Company's Secretary at the Company's principal executive offices no later than the close of business on July 17, 1999 nor earlier than the close of business on June 17, 1999; provided, however, that if the 1999 Annual Meeting is held prior to August 16, 1999 or after November 14, 1999, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to the 1999 Annual Meeting and not later than the close of business on the later of the 60th day prior to the 1999 Annual Meeting or the 10th day following the day on which public announcement of the date of the 1999 Annual Meeting is first made by the Company. The stockholder's notice must include the following information regarding each matter that the stockholder proposes to bring before the 1999 Annual Meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and record address of the stockholder proposing the business; (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in the business to be presented. The persons named in the Board's form of proxy for the 1999 Annual Meeting will be entitled to exercise the discretionary voting authority conferred by such proxy on an eligible stockholder proposal under the circumstances specified in Rule 14a-4(c) under the Exchange Act.

                                          By Order of the Board of Directors,

                                          /s/ Robert O. Case
                                          Robert O. Case, SECRETARY

August 7, 1998

    COPIES OF THE COMPANY'S BY-LAWS OR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 1998 MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO THE COMPANY AT P.O. BOX 389, LOVELAND, COLORADO 80539, ATTENTION MR. GARY R. DREHER, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER.

                                                                      APPENDIX A

                                  HACH COMPANY
                             1993 STOCK OPTION PLAN
                AS AMENDED AND RESTATED AS OF NOVEMBER 25, 1997

1.  PURPOSE OF THE PLAN.

    The purposes of this Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to such individuals, and to promote the success of the Company's business by aligning employee financial interests with long-term shareholder value.

    Options granted hereunder may be either Incentive Stock Options or Non-qualified Stock Options, at the discretion of the Board and as reflected in the terms of the written option agreement.

2.  DEFINITIONS.

    As used herein, the following definitions shall apply:

        (a) "Board" shall mean the Committee, if such Committee has been appointed, or the Board of Directors of the Company, if such Committee has not been appointed.

        (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (c) "Committee" shall mean the Committee appointed by the Board of Directors in accordance with paragraph (a) of Section 4 of the Plan, if one is appointed; provided, however, if the Board of Directors appoints more than one Committee pursuant to Section 4, then "Committee" shall refer to the appropriate Committee, as indicated by the context of the reference.

        (d) "Common Stock" shall mean the $1.00 par value Common Stock of Hach Company.

        (e) "Class A Common Stock" shall mean the $1.00 par value Class A Common Stock of the Company.

        (f) "Stock" shall include Common Stock and Class A Common Stock as indicated by the context of the reference.

        (g) "Company" shall mean Hach Company, a Delaware corporation, and any successor thereto.

        (h) "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, maternity leave, infant care leave, medical emergency leave, military leave, or any other leave of absence authorized in writing by a Vice President of the Company prior to its commencement.

        (i) "Disinterested Person" shall have the same meaning as defined in Rule 16b-3(c)(2) promulgated by the Securities and Exchange Commission pursuant to its authority under the Exchange Act.

        (j) "Employee" shall mean any person, including officers, employed by the Company or any Parent or Subsidiary of the Company.

        (k) "Incentive Stock Option" shall mean any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

        (l) "Maximum Annual Employee Grant" shall have the meaning set forth in
    Section 5(e).

        (m) "Nonqualified Stock Option" shall mean an Option not intended to qualify as an Incentive Stock Option.

        (n) "Option" shall mean a stock option granted pursuant to the Plan.

        (o) "Optioned Stock" shall mean the Stock subject to an Option.

        (p) "Optionee" shall mean an Employee who receives an Option.

        (q) "Outside Director" shall have the same meaning as defined or interpreted for purposes of Section 162(m) of the Code.

        (r) "Parent" shall mean a "parent corporation" whether now or hereafter existing, as defined in Section 424(e) of the Code.

        (s) "Plan" shall mean this 1993 Stock Option Plan, including any amendments hereto.

        (t) "Share" shall mean one share of Stock, as adjusted in accordance with Section 12 of the Plan.

        (u) "Subsidiary" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.  STOCK SUBJECT TO THE PLAN.

    Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is Six Hundred Twenty-Five Thousand (625,000) shares of Common Stock and Two Million, One Hundred Twenty-Five Thousand (2,125,000) shares of Class A Common Stock. The Shares may be authorized, but unissued, or reacquired shares of Stock.

    If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future Option grants under the Plan.

4.  ADMINISTRATION OF THE PLAN.

    (a) PROCEDURE. The Plan shall be administered by the Board of Directors of the Company.

        (i) The Board of Directors may appoint one or more Committees each consisting of not less than two members of the Board of Directors to administer the Plan on behalf of the Board of Directors, subject to such terms and conditions as the Board of Directors may prescribe. Once appointed, such Committees shall continue to serve until otherwise directed by the Board of Directors.

        (ii) Any grants of Options to officers who are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") shall only be made by a Committee of two or more directors, each of whom is a Disinterested Person provided, however, that in the case of grants as to which Section 162(m) might otherwise apply such grant shall only be made by a Committee comprised solely of Outside Directors.

       (iii) Subject to the foregoing subparagraphs (1) and (2), from time to time the Board of Directors may increase the size of the Committee(s) and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, or fill vacancies however caused.

    (b) POWERS OF THE BOARD. Subject to the provisions of the Plan, the Board shall have the authority, in its discretion: (i) to grant Incentive Stock Options or Nonqualified Stock Options; (ii) to grant options to purchase solely Common Stock or solely Class A Common Stock or a combination of both Common Stock and Class A Common Stock; (iii) to determine, in accordance with Section 8(b) of the Plan, the fair market value of the Stock; (iv) to determine, in accordance with Section 8(a) of the Plan, the exercise price per share of Options to be granted; (v) to determine the Employees to whom, and the time or times at which, Options shall be granted and the number of Shares to be represented by each Option; (vi) to interpret the Plan; (vii) to prescribe, amend, and rescind rules and regulations relating to the Plan; (viii) to determine the terms and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option; (ix) to reduce the exercise price per share of outstanding and unexercised Options; (x) to accelerate or defer (with the consent of the Optionee) the exercise date of any Option; (xi) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Board; and (xii) to make all other determinations deemed necessary or advisable for the administration of the Plan.

    (c) EFFECT OF BOARD'S DECISION. All decisions, determinations, and interpretations of the Board shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.

5.  ELIGIBILITY.

    (a) Options may be granted only to Employees. Notwithstanding the foregoing, Kathryn Hach-Darrow is not eligible to participate in the Plan. For avoidance of doubt, directors are not eligible to participate in the Plan unless they are full-time Employees.

    (b) Each Option shall be designated in the written option agreement as either an Incentive Stock Option or a Nonqualified Stock Option and shall specify whether they relate to Common Stock or Class A Common Stock or both classes. However, notwithstanding such designations, to the extent that the aggregate fair market value of the Shares with respect to which options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

    (c) For purposes of Section 5(b), Options shall be taken into account in the order in which they were granted, and the fair market value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

    (d) Nothing in the Plan or any Option granted hereunder shall confer upon any Optionee any right with respect to continuation of employment with the Company, nor shall it interfere in any way with the Optionee's right or the Company's right to terminate the employment relationship at any time, with or without cause.

    (e) The maximum number of Shares with respect to which an Option or Options may be granted to any Employee in any one taxable year of the Company shall not exceed fifty thousand (50,000) shares (the "Maximum Annual Employee Grant").

6.  TERM OF PLAN.

    The Plan shall become effective as of December 17, 1993; provided that the Plan and any Options granted prior to the 1994 Annual Meeting of the Company's stockholders are subject to the approval by the stockholders at that meeting. It shall continue in effect until December 17, 2003, unless sooner terminated under
Section 15 of the Plan.

7.  TERM OF OPTION.

    The term of each Option shall be no more than ten (10) years from the date of grant. However, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be no more than five (5) years from the date of grant.

8.  EXERCISE PRICE AND CONSIDERATION.

    (a) The per Share exercise price under each Option shall be such price as is determined by the Board, subject to the following:

        (1) In the case of an Incentive Stock Option

            (i) granted to an Employee who at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the fair market value per Share on the date of grant.

            (ii) granted to any other Employee, the per Share exercise price shall be no less than 100% of the fair market value per Share on the date of grant.

        (2) In the case of a Nonqualified Stock Option the per Share exercise price may be less than, equal to, or greater than the fair market value per Share on the date of grant.

    (b) The fair market value per Share shall be the closing price per share of the Common Stock or the Class A Common Stock, as applicable, on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System on the date of grant. If there is no reported closing price of such shares of Common Stock or Class A Common Stock on NASDAQ on such day the closing price for such day for such stock will be deemed to be the mean of the closing bid and asked quotations on NASDAQ for that day. If the Common Stock ceases to be listed on the NASDAQ National Market System, the Board shall designate an alternative method of determining the fair market value of the Common Stock or Class A Common Stock.

    (c) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board at the time of grant and may consist of cash and/ or check. Payment may also be made by delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds necessary to pay the exercise price. An Optionee may also in addition pay all or a part of the purchase price with Shares of Common Stock and/or Shares of Class A Common Stock, provided, however that in the case of Options granted before September 10, 1997, the date the Company's dual class capital structure became effective, options must be exercised in tandem (i.e. both the option on Common Stock and the companion option on Class A Common Stock which resulted from the change to a dual class capital structure must be exercised at the same time) and, provided further, that the number of shares of each class which may be so utilized in payment of the options shall be subject to such additional rules and restrictions as the Committee or the Board may promulgate for such exercises. Shares used to pay the exercise price shall be valued at their fair market value on the exercise date. With the approval of the Board, the Optionee may borrow from the Company all or any portion of the funds needed to pay the price on such terms and conditions as the Board deems appropriate, provided that (i) the interest rate for any such loan by the Company shall not be less than the "applicable federal rate" (as defined by Code Section 1274(d)(1)(A)) in effect on the date of such loan or any other rate as necessary to avoid the imputation of interest under the Code or other applicable law, (ii) proceeds of the loan are used solely to pay the exercise price of an Option granted pursuant to this Plan, and (iii) the Optionee executes a promissory note and such other documents as the Board deems appropriate to evidence the Optionee's indebtedness to the Company, and pledges the Shares received in exchange for such borrowed funds as collateral for such loan.

    (d) Prior to issuance of the Shares upon exercise of an Option, the Optionee shall pay any federal, state, and local withholding obligations of the Company, if applicable. If any disqualifying disposition described in Section 421(b) of the Code is made with respect to Shares acquired upon exercise of an Incentive Stock Option granted pursuant to the Plan or any election described in Section 10 is made, then the person making such disqualifying disposition or election shall notify the Company promptly in writing of such event and remit to the Company an amount sufficient to satisfy all federal, state, and local withholding taxes thereby incurred; provided that, in lieu of or in addition to the foregoing, the Company shall have the right to withhold such sums from compensation otherwise due to the Optionee or from any Shares due to the Optionee under the Plan. An Optionee may elect to pay such withholding tax obligations by having the Company withhold Shares of Common Stock having a value equal to the amount required to be withheld. The value of the Shares to be withheld shall equal the fair market value of the Shares on the day the Option is exercised. The following provisions shall apply to such elections if made by an Optionee who is a Section 16 officer (i) if an Optionee has received multiple Options, a separate election must be made for each Option; (ii) the election may be a "standing election," i.e., upon making an election, a fixed date need not be set for the exercise of the Option to which the election relates; (iii) the election will be subject to the approval or disapproval of the Board, which approval or disapproval may be given at any time after the election to which it relates; (iv) the election may not be made within six months following the date of grant of the Option to which it relates; (v) the election must be made six months prior to the day the Option is exercised, or both the election and exercise must be made in the ten-day "window period" beginning on the third day following the release of the Company's quarterly or annual summary statement of sales and earnings; and (vi) an election may be revoked, or may be reinstituted after a revocation, only upon six months' prior notice.

9.  EXERCISE OF OPTION.

    (a) PROCEDURE FOR EXERCISE; RIGHTS AS A STOCKHOLDER. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Board at the time of grant, and as shall be permissible under the terms of the Plan.

    An Option may not be exercised for a fraction of a Share.

    An Option shall be deemed to be exercised when written notice of such exercise (designating the class of stock being exercised if the Option was granted for both classes and both classes are then subject to exercise) has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. In the event no class is specified in the written notice, the notice of exercise shall be deemed to first apply to Class A Common Stock and secondly to the Common Stock if both classes are subject to exercise at the time written notice of exercise is given. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 8(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. In the event that the exercise of an Option is treated in part as the exercise of an Incentive Stock Option and in part as the exercise of a Nonqualified Stock Option pursuant to
Section 5(b), the Company shall issue a stock certificate evidencing the Shares treated as acquired upon the exercise of an Incentive Stock Option and a separate sock certificate evidencing the Shares treated as acquired upon the exercise of a Nonqualified Stock Option, and shall identify each such certificate accordingly in its stock transfer records. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

    Exercise of an Option in any manner shall result in a decrease in the number of Shares of the class of stock as to which such exercise relates which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

    (b) TERMINATION OF STATUS AS EMPLOYEE. In the event of termination of an Optionee's Continuous Status as an Employee, such Optionee may exercise stock options to the extent exercisable on the date of termination. Such exercise must occur within three (3) months (or such shorter time as may be specified in the grant), after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement). To the extent that the Optionee was not entitled to exercise the Option at the date of such termination, or does not exercise such Option within the time specified herein, the Option shall terminate.

    (c) DISABILITY OF OPTIONEE. Notwithstanding the provisions of Section 9(b) above, in the event of termination of an Optionee's Continuous Status as an Employee as a result of total and permanent disability (i.e., the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of twelve (12) months), the Optionee may exercise the Option, but only to the extent of the right to exercise that would have accrued had the Optionee remained in Continuous Status as an Employee for a period of twelve (12) months after the date on which the Employee ceased working as a result of the total and permanent disability. Such exercise must occur within eighteen (18) months (or such shorter time as is specified in the grant) from the date on which the Employee ceased working as a result of the total and permanent disability (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement). To the extent that the Optionee was not entitled to exercise such Option within the time specified herein, the Option shall terminate.

    (d) DEATH OF OPTIONEE. Notwithstanding the provisions of Section 9(b) above, in the event of the death of an Optionee:

        (i) who as at the time of death was an Employee of the Company, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee twelve (12) months after the date of death; or

        (ii) whose Option has not yet expired but whose Continuous Status as an Employee terminated not more than three (3) months prior to the date of death, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

    (e) EXTENSION OF EXERCISE PERIOD. Notwithstanding subsections (b), (c), and (d) above, the Board shall have the authority to extend the expiration date of any outstanding option in circumstances in which it deems such action to be appropriate (provided that no such extension shall extend the term of an option beyond the date on which the option would have expired if no termination of the Employee's Continuous Status as an Employee had occurred).

10.  NOTIFICATION UNDER CODE SECTION 83(B).

    The Board may, on the date of grant of an Option or any later date, prohibit an Optionee from making the election described in this Section 10. If the Board has not prohibited such Optionee from making such election, and the Optionee, in connection with the exercise of any Option, makes the election permitted under
Section 83(b) of the Code (i.e., an election to include in such Optionee's gross income in the year of transfer the amounts specified in Section 83(b) of the
Code), such Optionee shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

11.  NON-TRANSFERABILITY OF OPTIONS.

    The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

12.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; MERGER OR CHANGE IN CONTROL.

    Subject to any required action by the stockholders of the Company, the number of shares of Common Stock or Class A Common Stock covered by each outstanding Option, the Maximum Annual Employee Grant and the number of shares of Common Stock or Class A Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock or Class A Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares, respectively, of Common Stock or Class A Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, or reclassification of the Common Stock or Class A Common Stock, or any other increase or decrease in the number of issued shares of Common Stock or Class A Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock or Class A Common Stock subject to an Option.

    In the event of the proposed dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of the date fixed by the Board and give each Optionee the right to exercise an Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless such successor corporation does not agree to assume an Option or to substitute an equivalent option, in which case the Board shall, in lieu of such assumption or substitution, provide for the Optionee to have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the Board makes an Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the Option will terminate upon the expiration of such period.

13.  TIME OF GRANTING OPTIONS.

    The date of grant of an Option shall, for all purposes, be the date on which the Company completes the corporate action relating to the grant of an option and all conditions to the grant have been satisfied, provided that conditions to the exercise of an option shall not defer the date of grant. Notice of a grant shall be given to each Employee to whom an Option is so granted within a reasonable time after the determination has been made.

14.  SUBSTITUTIONS AND ASSUMPTIONS.

    The Board shall have the right to substitute or assume Options in connection with mergers, reorganizations, separations, or other transactions to which
Section 424(a) of the Code applies, provided such substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder. The number of Shares reserved pursuant to Section 3 may be increased by the corresponding number of Options assumed and, in the case of a substitution, by the net increase in the number of Shares subject to Options before and after the substitution.

15.  AMENDMENT AND TERMINATION OF THE PLAN.

    (a) AMENDMENT AND TERMINATION. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable (including, but not limited to amendments which the

Board deems appropriate to enhance the Company's ability to claim deductions related to stock option exercises); provided that, the following revisions or amendments shall require approval of or ratification by the stockholders of the
Company:

        (i) any increase in the number of Shares subject to the Plan, other than in connection with an adjustment under Section 12 of the Plan; or

        (ii) if the Company has a class of equity securities registered under
    Section 12 of the Exchange Act at the time of such revision or amendment, any change which would require stockholder approval pursuant to Rule 16b-3 promulgated by the Securities and Exchange Commission pursuant to its authority under the Exchange Act.

    (b) EMPLOYEES IN FOREIGN COUNTRIES. The Board shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Options granted to Employees employed in such countries and to meet the objectives of the Plan.

    (c) EFFECT OF AMENDMENT OR TERMINATION. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

16.  CONDITIONS UPON ISSUANCE OF SHARES.

    Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

17.  RESERVATION OF SHARES.

    The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18.  OTHER COMPENSATION PLANS.

    Nothing contained in the Plan shall prevent the Company or any affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

19.  NO ILLEGAL TRANSACTIONS.

    The Plan and all Options granted pursuant to it are subject to all laws and regulations of any governmental authority which may be applicable thereto; and notwithstanding any provision of the Plan or any Option, Optionees shall not be entitled to exercise Options or receive the benefits thereof and the Company shall not be obligated to deliver any Shares or pay any benefits to a Optionee if such exercise, delivery, receipt or payment of benefits would constitute a violation by the Optionee or the Company of any provision of any such law or regulation.

20.  CONTROLLING LAW.

    The law of the State of Colorado, except its law with respect to choice of law and except as to matters relating to corporate law (in which case the corporate law of the State of Delaware shall control), shall be controlling in all matters relating to the Plan.

21.  TAX LITIGATION.

    The Company shall have the right, but not the obligation, to contest, at its expense, any tax ruling or decision, administrative or judicial, on any issue that is related to the Plan and that the Company believes to be important to Optionees and to conduct any such contest or any litigation arising therefrom to a final decision.

22.  SEVERABILITY.

    If all or any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of the Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner in which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

23.  INDEMNIFICATION.

    Each person who is or at any time serves as a member of the Board shall be indemnified and held harmless by the Company against and from: (i) any loss, cost, liability or expense, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Plan; and
(ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to the Plan. Each person covered by this indemnification provision shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the By-Laws of the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless.

24.  RELIANCE ON REPORTS.

    Each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of, or counsel for, the Company and upon any other information furnished in connection with the Plan. In no event shall any person who is or shall have been a member of the Board be liable for any determination made or other action taken or any failure to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if done in good faith.

25.  EXPENSES.

    The Company shall bear all expenses of administering the Plan.

26.  TITLES AND HEADINGS.

    The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

27.  STOCKHOLDER APPROVAL.

    The Plan is subject to approval by the shareholders of the Company at the Annual Meeting of Shareholders to be held in September, 1998.

PROXY                                                                   PROXY

                             HACH COMPANY
           ANNUAL MEETING OF STOCKHOLDERS - SEPTEMBER 15, 1998
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) KATHRYN HACH-DARROW, BRUCE J. HACH and ROBERT O. CASE, and each of them, each with the power of substitution, as proxies and agents ("Proxy Agents"), in the name of the undersigned to represent and to vote as designated below all of the shares of Common Stock of HACH COMPANY (the "Company"), held of record by the undersigned on Tuesday, July 21, 1998, at the Annual Meeting of Stockholders to be held on Tuesday, September 15, 1998, and any adjournment(s) thereof, the undersigned herewith ratifying all that the said Proxy Agents may so do. The undersigned further acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement in support of the Board's solicitation of proxies.

     THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED TO THE COMPANY, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                              ENCLOSED ENVELOPE
                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                              HACH COMPANY
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /X/

1. ELECTION OF NINE DIRECTORS:
   (INSTUCTION: To withhold authority for all the any individual nominee, strilke a line through the nominee's name in the list below)

   Kathryn Hach-Darrow, Bruce J. Hach, Joseph V. Schwan, Fred W. Wenninger, John N. McConnell, Linda O. Doty, Gary R. Dreher, Harry T. Stephenson, Robert E. Nason

                                                  For All
                 For           Withheld           Except
                 / /              / /               / /

2. PROPOSAL TO APPROVE THE AMENDMENT OF THE COMPANY'S 1993 STOCK PLAN.

                 For           Withheld           Abstain
                 / /              / /               / /

3. In their discretion, the Proxy Agents are authorized to vote upon such other business as may properly come before the meeting.


                                   Dated:                                , 1998
                                         --------------------------------
                                   Signature
                                            -----------------------------------
                                   Signature
                                            -----------------------------------
                                   PLEASE DATE AND SIGN exactly as name(s)
                                   appears hereon and return promptly in the accompanying prepaid envelope. If shares are held by joint tenants or as community property, both shareholders should sign.